Exhibit 10.1

ASSET PURCHASE AGREEMENT

BY AND AMONG

GOLDEN SPIRIT ENTERPRISES LTD.

AND

PORT SOLUTIONS INTERNATIONAL LTD.

AND

COMPUTAINER SYSTEMS INTERNATIONAL INC.

DATED AS OF

October 29, 2007

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT, dated  October 26, 2007 (the “Agreement ”), is entered into by and among Golden Spirit Enterprises Ltd., a public Delaware Corporation, with offices located at Suite 806 – 1288 Alberni Street, Vancouver, B.C., V6E 4N5 ( “Parent” ), Port Solutions International Ltd., a pending British Columbia Corporation (“ Acquisition Sub ”), Computainer Systems International Inc., a private Corporation incorporated under the Canada Corporations Business Act, located at P.O. Box 132, #205 – 329 North Road, Coquitlam, B.C., V3K-6Z8 (the “ Company ”).

RECITALS

        WHEREAS, the Company desires to sell to the Acquisition Sub, and the Acquisition Sub desires to purchase from the Company, those assets which relate to the Company’s Shuffle Systems Technology (as defined below).The Computainer Shuffle System Technology which is a fully automated, computer-controlled, handling, sorting, storing and inventory system for (20’) twenty and (40’) forty foot ISO shipping containers.  The Shuffle System is the result of over (10) ten years of research, design engineering, functional models (built and tested), feasibility studies, resulting with the manufacturing, construction and (2) two years of independent-testing of a full size, completely operational Shuffle System combined with over $9,500,000.00 in investment to date.  The Computainer System represents the most significant milestone within the container shipping industry over the past (40) forty years.

Acquisition Sub will acquire the assets and all worldwide proprietary Information, such as, blueprints, patents, copyrights, marketing and licensing rights, business plans, data reports, methods of doing business, contact persons, customer lists, studies, findings and ideas, but not limited to these items.  Company will provide certain of its representatives to disclose and receive those assets and Proprietary Information in a timely and organized manner.  All parties will maintain the trade secret status of its respective assets and Proprietary Information.

ARTICLE I

Acquisition of Acquired Assets and Consideration

Section 2.01 Acquisition of Acquired Assets . Subject to the terms and conditions set forth in this Agreement, at the Closing, the Company will sell, assign, transfer, convey and deliver to the Acquisition Sub, by bills of sale, assignments and other instruments of transfer in form consistent with this Agreement, and the Acquisition Sub will purchase and acquire, all of the Company’s right, title and interest, as of the Closing Date, in and to the Computainer’s Assets, Computainer’s Intellectual Property and Material Contracts (collectively, the “ Acquired Assets ”) free and clear of any claims, liabilities, liens, security interests, mortgages, pledges, encumbrances, or restrictions, except for Permitted Liens.

Section 2.02 Consideration . In consideration of the sale, transfer, conveyance, assignment, and delivery to the Acquisition Sub of the Acquired Assets pursuant to this Agreement, the Acquisition Sub will deliver at the Closing the Parent Common Stock and all certificates representing the Parent Common Stock duly endorsed to the Company (the “ Consideration ”).

Section 2.03 Purchase Price Allocation . The Consideration payable hereunder for the Acquired Assets shall be allocated among the various Acquired Assets by Acquisition Sub in a manner reasonably acceptable to the Company (the “ Purchase Price Allocation ”). The Purchase Price Allocation shall be attached as Exhibit “A” to this Agreement at or within sixty (60) days following the Closing.

Section 2.04 Closing Date and Place . The Closing will be held at the offices of Dumoulin Black, 10th floor 595 Howe Street, Vancouver, B.C.,V6C 2T5 as promptly as practicable following satisfaction or waiver of the conditions set forth in Article V , other than those conditions which by their terms are to be satisfied at the closing on December 31, 2007.

ARTICLE II

Representations and Warranties of the Company

Section 3.01 Organization and Standing . The Company is a corporation duly organized, validly existing and needs to be in good standing under the laws of the Federal Government of Canada, and is duly qualified or licensed to transact business as a foreign corporation in every other jurisdiction in which the absence of such qualification might reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), results of operations, prospects or property of the Company or the Acquired Assets (a “ Company Material Adverse Effect ”).  Parent will assist Company to bring all filings current within (60) sixty days of signing this agreement. Port Solutions International Ltd., a B.C. corporation, is a corporation duly organized, validly existing and in good standing under the laws of B.C., and is duly qualified or licensed to transact business as a foreign corporation in every jurisdiction in which the absence of such qualification might reasonably be expected to have a Company Material Adverse Effect. Golden Spirit Enterprises Ltd. is a corporation duly organized, validly existing and in good standing under the Laws of Delaware, and is duly qualified or licensed to transact business as a foreign corporation in every jurisdiction in which the absence of such qualification might reasonably be expected to have a Material Adverse Effect.

Section 3.02 Subsidiaries . Port Solutions International Ltd. is a wholly-owned subsidiary of Golden Spirit Enterprises Ltd..

Section 3.03 Authorization . The Company is authorized to sell the asset known as the Computainer Shuffle System.

Section 3.04 Financial Statements; The Company will make available to the Acquisition Sub or Parent its unaudited financial statements (including balance sheet, income statement and statement of cash flow).

Section 3.05 Assets and Liabilities of the Computainer Business . The Company has good and marketable title to or a valid leasehold interest in, or license to property and assets of the Computainer Business (the “ Comptainer Assets ”), all of which are set forth on Section 3.05(a) of the Company Disclosure Schedule , free and clear of all mortgages, liens, security interests, charges, claims, encumbrances, options and other rights.

Section 3.06 Governmental and Third-Party Consents . No consent, approval, order, authorization or action of, or registration, declaration, notice or filing with, any corporation, person, firm or other third party or any Governmental Entity is required (i) by or with respect to the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations under this Agreement by the Company or the consummation of the transactions contemplated hereby, or (ii) to continue to have vested in Acquisition Sub as of the Closing Date all rights, title, interests and benefits of the Company in the Acquired Assets (including, without limitation, the Material Contracts).

Section 3.07 Compliance with Other Instruments . The Company will not, at the Closing, be in violation of any provisions of its bylaws, each as in effect as of the Closing, or in any material respect of any provision of any indenture, instrument or contract to which it is a party, or of any provision of any federal or state judgment, writ, decree, order, statute, rule or governmental regulation applicable to the Company. The execution, delivery and performance of the Company Agreements will not result in any such violation or be in conflict with or constitute a default under any such provision, or result in the creation or imposition of any lien, charge, restriction, claim or encumbrance of any nature whatsoever upon any of the properties or assets of the Company. There is no such provision that materially and adversely affects the business, prospects, condition, affairs, operations, properties or assets of the Computainer Business.

Section 3.08 Litigation, Compliance with Laws . There is no action, suit, claim, governmental investigation, arbitration or other legal or administrative proceeding pending or, to the knowledge of the Company, threatened against the Company at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and to the Company’s knowledge there is no basis for any of the foregoing. The Company is not in default with respect to any judgment, order, writ, injunction or decree of any court or of any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which is known to or as has been served upon the Company. There is no action or suit by the Company pending or threatened against any other party. The Company has complied with all laws, rules, regulations and orders applicable to its current business, operations, properties, assets, products and services which, if not complied with, would have a Company Material Adverse Effect. The Company has all necessary permits, licenses and other authorizations required to conduct its business as currently conducted which, if not obtained, would have a Company Material Adverse Effect. There is no existing law, rule, regulation or order, and the Company after due inquiry is not aware of any proposed law, rule, regulation or order, whether foreign or domestic, that would prohibit or restrict the Company from, or otherwise materially and adversely affect the Company in conducting its business in any jurisdiction in which it currently conducts or proposes to conduct its business.

Section 3.09 Licenses; Permits . The Company has all licenses and permits it needs to conduct its business and all such licenses and permits are valid and in effect and the Company is in compliance with all of the terms and conditions of each such license and permit.

Section 3.10 Employment, No Conflicting Agreements . To the knowledgeof the Company, no employee of or consultant to the Company is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, writ, decree or order of any court or administrative agency, that would conflict with his or her obligation to use his or her best efforts to promote the Company’s business as currently conducted and as proposed to be conducted. Neither the execution and delivery of the Company Agreements, nor the carrying on of the Company’s business by such persons as such business is currently conducted and proposed to be conducted, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant, agreement or other instrument under which any of the officers, directors or employees of the Company is now obligated.

Section 3.11 Proprietary Information of Third Parties . No third party has made a claim against the Company or, to the knowledge of the Company, has reason to make a claim against the Company that any person employed by or engaged as an employee, consultant, agent or representative of the Company has (a) violated or may be violating any of the terms or conditions of his or her employment, noncompetition or nondisclosure agreement with such third party, (b) disclosed or may be disclosing or utilized or may be utilizing any trade secret or proprietary information or documentation of such third party or (c) interfered or may be interfering in the employment relationship between such third party and any of its current or former employees. To the knowledge of the Company, no person employed by or engaged as a consultant, agent or representative of the Company has employed or proposes to employ any trade secret or any information or documentation proprietary to any third party, and to the knowledge of the Company, no person employed by or engaged as a consultant, agent or representative of the Company has violated any confidential relationship that such person may have or have had with any third party, in connection with the development or sale of any proposed service or product of the Company. Each employee of the Company has entered into an Employee Confidential Information and Inventions Agreement substantially in the form provided to Acquisition Sub or Parent, all of which are considered Material Contracts being assigned to Acquisition Sub to the extent relating to the Computainer Business. The Company does not believe it is or will be necessary to utilize any inventions of any of its employees (or people it currently intends to hire) made prior to their employment by the Company that will not be permitted by a license or other agreement that the Company will enter into relating to such inventions.

Section 3.12 Tax Matters . ” Tax ” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not. “ Tax Returns ” mean all returns, schedules, statements, reports, estimates, declarations, forms and information returns pertaining to any Tax, including any schedule or attachment thereto, and including any amendment thereof, relating to the business operations of the Company and due on or before the Closing Date.

 (a) Filings . The Company has timely filed all Tax Returns required to be filed by it. All such Tax Returns were correct and complete in all material respects at the time they were filed. All Taxes owed by the Company (whether or not shown on any Tax Return) have been paid when due. The Company is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by any Governmental Entity in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. There are no liens on any of the properties or assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

(b) Withholding . the Company has withheld and paid all Taxes required to have been withheld and paid by it in connection with amounts paid or owing to any employee, shareholder, independent contractor, creditor or other third party.

(c) Assessments and Disputes; Audit . There is no assessment of or additional Tax owing for any period for which Tax Returns have been filed by the Company. There is no dispute or claim concerning any Tax liability of the Company either (i) claimed by any Governmental Entity or (ii) as to which the Company has knowledge.

(d) Statutes of Limitation . The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

Section 3.13 Corporate Records . All material transactions to date to which the Company is or has been a party or in which it is or has been otherwise involved have been fairly reflected in its financial records and other appropriate corporate books and records (which have been made available to Acquisition Sub or Parent).

Section 3.14 Employee Matters . The Company has not maintained or contributed to nor is it required to contribute to any “employee welfare benefit plan

Section 3.15 Absence of Environmental Liabilities . At all times prior to the Closing Date, the Company has been in material compliance with all applicable environmental laws and regulations relating to the conduct of its business. The Company’s operations are not in any material violation of any federal, state or local law or regulation relating to industrial hygiene, worker safety, or Hazardous Materials, including soil and waste water conditions. For the purposes of this Agreement, “ Hazardous Materials ” means any material or substance that is prohibited or regulated by any environmental law or that has been designated by any governmental authority to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment. The Company’s environmental licenses, permits, clearances, covenants and authorizations material to its operations are in full force and effect.

Section 3.16 Information Statement . None of the information contained in the Information Statement (as defined below) (and any amendments thereof or supplements thereto) will at the time of the mailing of the Information Statement to the stockholders of the Company and at the Closing Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to statements made or omitted in the Information Statement based on information supplied by Acquisition Sub or Parent for inclusion in the Information Statement.

Section 3.17 Disclosure . Neither this Agreement nor any schedule or exhibit attached to this Agreement, the Financial Statements, or any certificate, letter or other instrument or document referred to herein and furnished to the Acquisition Sub or Parent by the Company contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein or herein, in the light of the circumstances under which they were made, not misleading.

Section 3.18 No Broker . No finder, broker, agent or other intermediary has acted for or on behalf of the Company in connection with the transaction contemplated by the Agreement and the Company hereby agrees to indemnify and hold the Parent and Acquisition Sub harmless from and against any claims for brokerage commissions, finder’s fees or similar payments as the result of actions by the Company.

Section 3.19 Material Contracts . Section 3.19 of the Company Disclosure Schedule is a complete list of all notes, mortgages, indentures, leases, licenses, contracts, instruments and agreements relating to the Computainer Business.

Section 3.20 Insurance . Section 3.20 of the Company Disclosure Schedule lists all insurance policies of the Company now in force relating to the Computainer Business and all real and personal properties thereof, including in each instance the name of the carrier, the term of the policy, the periods for which it has been continuously in effect, the annual premium, the scope of coverage and deductibles, a list of all claims made in the last five (5) years and a list of all pending claims and claims which have not been finally settled or adjudicated with all rights of appeal expired. The premiums for such insurance policies are fully paid and will be kept current through the Closing Date. There are no loans outstanding against any of such policies. Such insurance shall continue in full force through the Closing Date. The Company has complied in all material respects with the terms and provisions of its insurance policies. The Company has never applied for and been refused or denied any policy of insurance with respect to product or other liability matters, environmental matters, workers’ compensation or any other matter.

Section 3.21 Loss on Contracts . To the knowledge of the Company, no Material Contract is of a duration that is greater than is typical or customary for contracts of a similar nature entered into by businesses of a similar nature to the Company

Section 3.22 Intellectual Property . Section 3.22(a) of the Company Disclosure Schedule lists with respect to the Computainer Business (i) all patents and patent applications and all registered and unregistered trademarks, trade names and service marks and applications therefor, registered and unregistered copyrights and mask works and applications therefor, that are included in the Computainer Intellectual Property, including the jurisdictions in which each such Computainer Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (ii) all licenses, sublicenses and other agreements to which the Company is a party and pursuant to which any person or entity is authorized to use any Computainer Intellectual Property, and (iii) all licenses, sublicenses and other agreements to which the Company is a party and pursuant to which the Company is authorized to use any third party patents, trademarks or copyrights, including without limitation software, which are incorporated in, are or form a part of any Computainer Intellectual Property or used in the conduct of the Computainer Business. “ Computainer Intellectual Property ” means any patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, copyrights and copyright rights and all pending applications for and registrations of any of the foregoing, mask works, schematics, algorithms, processes, computer software programs or applications (in both source code and object code form), unpatented technology and know-how, in process research and development, trade secrets and any similar intellectual property or proprietary rights and tangible or intangible proprietary information or material of the Company used in the Computainer Business as of the date of this Agreement.

The Company owns or otherwise has a valid right to use all Computainer Intellectual Property and no other person or entity has any rights in the Computainer Intellectual Property. The Company has or will have by the Closing Date secured from all consultants and employees who contributed in a material manner to the creation or development of Computainer Intellectual Property valid written assignments of the rights to such contributions that the Company does not already own by operation of law. To the knowledge of the Company, there is no material unauthorized use, disclosure, infringement or misappropriation by any third party (including employees and former employees of the Company) of any Computainer Intellectual Property rights. The Company has not brought any action, suit or proceeding for infringement of Computainer Intellectual Property or breach of any license or agreement involving Computainer Intellectual Property against any third party. Except for the standard indemnification provisions contained in agreements the Company has with its existing customers as disclosed in Section 3.19 of the Company Disclosure Schedule , the Company has not entered into any agreement to indemnify any other person or entity against any charge of infringement of any Computainer Intellectual Property.

All patent applications, trademark applications and copyright applications included in the Computainer Intellectual Property set forth in Section 3.22(a) of the Company Disclosure Schedule have been duly filed and are recorded on the public record in the name of the Company and any renewal fees with respect thereto have been duly paid.

To the knowledge of the Company, the conduct of the Computainer Business of the Company does not infringe any patent, registered trademark, registered service mark, registered copyright, trade secret or other proprietary right of any third party. All use, disclosure or lawful appropriation of any Computainer Intellectual Property owned by the Company and licensed to a third party has been pursuant to the terms of a written agreement between the Company and such third party. All use, disclosure or lawful appropriation of such Computainer Intellectual Property not owned by the Company and licensed from a third party has been pursuant to the terms of a written agreement between the Company and the owner of such Computainer Intellectual Property, or is otherwise lawful.

Section 3.23 No Unlawful Distribution . The Board of Directors of the Company has determined to its satisfaction that transfer of the Acquired Assets in exchange for the Consideration is lawful and is not in violation of applicable federal, state or local law, including without limitation, Delaware General Corporation Law Section 173.

ARTICLE III

Representations and Warranties of Parent and Acquisition Sub

Except as disclosed in a document of even date herewith and delivered by Acquisition Sub or the Parent to the Company prior to the execution and delivery of this Agreement and referring by numbered Section of the representations and warranties in this Agreement (the “ Parent Disclosure Schedule ”) (provided that the inclusion of an item as an exception or qualification to one Section of this Agreement shall cause that item to be an exception or qualification to any other Section of this Agreement where the meaning of such exception or qualification and its applicability to other representations is reasonably apparent), Parent and Acquisition Sub represent and warrant to the Company as follows:

Section 4.01 Organization and Standing . Parent is a corporation and limited liability company, respectively, duly organized, validly existing and in good standing under the laws of the State of Delaware, and each is duly qualified or licensed to transact business as a foreign entity in Canada and in every other jurisdiction in which the absence of such qualification might reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), results of operations, prospects or property of Parent or Acquisition Sub (a “ Parent Material Adverse Effect ”).

Section 4.02 Authorization . The Company Agreements, (and assuming the due authorization, execution and delivery by the other parties hereto), shall upon execution and delivery by Parent and Acquisition Sub constitute legal, valid and binding obligations of the Parent and Acquisition Sub, enforceable against the Parent and Acquisition Sub in accordance with their respective terms, except that: (i) enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors’ rights generally, (ii) the availability of equitable remedies may be limited by equitable principles of general applicability and (iii) rights to indemnification may be limited by public policy.

Section 4.03 No Brokers . No finder, broker, agent or other intermediary has acted for or on behalf of the Acquisition Sub or Parent in connection with the transactions contemplated by this Agreement and the Parent and Acquisition Sub hereby agree to indemnify and hold the Company harmless from and against any claims for brokerage commissions, finder’s fees or similar payments as the result of actions by the Parent or Acquisition Sub.

Section 4.04 Information Statement . None of the information provided by Parent or Acquisition Sub to the Company in writing for inclusion in the Information Statement will at the time of the mailing of the Information Statement to the stockholders of the Company and at the Closing Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.05 Ownership of Parent Capital Stock . Parent is authorized to issue 9,000,000 shares of its Common Stock. Such shares have not been assigned, pledged or encumbered and no Person has any rights to any interest in such shares.

Section 4.06 Assistance.  Parent and Tim Hume will undertake to retire the existing debt of $350,000 CDN to old shareholders and overdue creditors of the Company.  Parent reserves the right to negotiate the debt with its capital stock.

Section 4.07 Raising Capital.  Parent and Tim Hume will raise a minimum of $250,000 CDN to a maximum of $500,000 CDN for operating capital of the Company.

Section 4.08 Management Contract.  Parent agrees to sign a mutually agreed upon contract with Tim Hume with respect to his role in organizing and managing the marketing of the Company’s Computainer division within (60) sixty days of signing this agreement.

Section 4.09 Finder’s Fees.  A finder’s Fee of 300,000 144 Registered shares will be paid to Gino Mollica

ARTICLE IV

Covenants of the Parties

Section 5.01 Conduct of the Business of the Company and MP Facility . From the date of this Agreement until the Closing Date, except as expressly contemplated or allowed by this Agreement, the Company shall conduct their businesses in the ordinary course consistent with past practice, shall continue to pay the Company’s payroll, accounts payable and other liabilities in the ordinary course of business consistent with past practice and shall use commercially reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees.

Section 5.02 Conduct of the Business of Parent and Acquisition Sub . From the date of this Agreement until the Closing Date, except as expressly contemplated or allowed by this Agreement, Parent will not (and will not permit any of its Subsidiaries to) take any action or knowingly omit to take any action that would make any of its representations and warranties contained herein false to an extent that would cause the conditions set forth in Section 6.02(b) not to be satisfied.

Section 5.03 Stockholder Action .

(a) The Company shall, in accordance with applicable law and the Restated Certificate and its bylaws circulate an action by written consent of stockholders as promptly as practicable after the date of this Agreement for purposes of taking action upon the adoption of this Agreement and the transactions contemplated hereby (the “ Company Approval Matters ”).

(b) Promptly following the date of this Agreement, the Company shall prepare an information statement relating to the Company Approval Matters (together with any amendments thereof and any supplements thereto, the “ Information Statement ”). Acquisition Sub, Parent and the Company shall cooperate with each other in connection with the preparation of the foregoing documents. The Company will use commercially reasonable efforts to cause the Information Statement to be mailed to the Company’s stockholders as promptly as practicable after the date of this Agreement.

Section 5.04 Access to Information; Confidentiality Agreement . Upon reasonable advance notice, between the date of this Agreement and the Closing Date, the Company shall (i) give Parent, its counsel, financial advisors, auditors and other’s authorized representatives (collectively, “ Representatives ”) reasonable access during normal business hours to the offices, properties, books and records of the Company.

Section 5.05 Intentionally Omitted .

Section 5.06 Commercially Reasonable Efforts . Upon the terms and subject to the conditions of this Agreement, each party hereto shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

Section 5.07 Certain Filings . The Company, Acquisition Sub and/or and Parent shall cooperate with one another (i) in connection with the preparation of the Information Statement, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any of the Material Contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Information Statement.

Section 5.08 Public Announcements . The parties shall issue press releases in agreed upon form announcing the execution of this Agreement as soon as practicable on or after the date of this Agreement. Except as provided in the preceding sentence, neither the Company, Parent nor any of their respective affiliates shall issue or cause the publication of any press release or other public announcement with respect to this Agreement or the other transactions contemplated hereby without the prior written consent of the other party, except as may be required by law or by any listing agreement with, or the policies of, a national securities exchange in which circumstance reasonable efforts to consult will still be required to the extent practicable.

Section 5.09 Further Assurances; Cooperation; Shared Technology .

(a) Each of the parties hereto agrees that, for a period of two years from and after the Closing, upon the reasonable request of the other party hereto and without further consideration, such party will execute and deliver to such other party such documents and further assurances and will take such other actions (without cost to such party except as specified in this Agreement) as such other party may reasonably request in order to carry out the purpose and intention of this Agreement including but not limited to the effective consummation of the transactions contemplated under the provisions of this Agreement, the transfer of the Acquired Assets to Acquisition Sub.

(b) Each party hereto shall provide reasonable assistance up to the Closing Date to identify and separate information technology that is utilized in the Computainer Business

Section 5.10 Employee Matters . Acquisition Sub shall have the right (but no obligation) to interview and offer employment to each of the employees of Computainer

Section 5.11 State Takeover Laws . If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation is or may become applicable to the transactions contemplated by this Agreement, the Company shall take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to eliminate or minimize the effects of any such statute or regulation.

Section 5.12 Certain Notifications . Between the date of this Agreement and the Closing Date, each party shall promptly notify the other in writing after becoming aware of the occurrence of any event which will, or is reasonably likely to, result in the failure of any of the conditions specified in Article V to be satisfied.

ARTICLE V

Conditions to the Closing

Section 6.01 Conditions to Each Party’s Obligations . The respective obligations of the Parent, Acquisition Sub and the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, to the extent permitted by applicable law, the waiver on or prior to the Closing Date of each of the following conditions:

(a) The Company Approval Matters shall have been approved and adopted by the stockholders of the Company in accordance with applicable law and the Restated Certificate;

(b) No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the transactions contemplated by this Agreement.

Section 6.02 Conditions to the Company’s Obligation to Consummate the transactions contemplated by this Agreement . The obligation of the Company to consummate the transactions contemplated by this Agreement shall be further subject to the satisfaction or, to the extent permitted by applicable law, the waiver on or prior to the Closing Date of each of the following conditions:

(a) Parent and Acquisition Sub shall each have performed in all material respects its agreements and covenants contained in or contemplated by this Agreement that are required to be performed by it at or prior to the Closing Date pursuant to the terms of this Agreement;

(b) The representations and warranties of Acquisition Sub and Parent contained in Article III of this Agreement shall be true and correct in all respects on the date of this Agreement and as of the Closing Date.

(c) The Company shall have received certificates signed by a senior executive officer of Acquisition Sub, dated the Closing Date, to the effect that, to such officer’s knowledge, the conditions set forth in Sections 6.02(a) and 6.02(b) of this Agreement have been satisfied or waived;

Section 6.03 Conditions to Parent and Acquisition Sub’s Obligations to Consummate the transactions contemplated by this Agreement . The obligations of Parent and Acquisition Sub to effect the transactions contemplated by this Agreement shall be further subject to the satisfaction, or to the extent permitted by applicable law and in the sole discretion of Parent, the waiver on or prior to the Closing Date of each of the following conditions:

(a) The Company shall have performed in all material respects each of its agreements and covenants contained in or contemplated by this Agreement that are required to be performed by it at or prior to the Closing Date pursuant to the terms of this Agreement;

(b) The representations and warranties of the Company contained in Article II of this Agreement shall be true and correct in all respects on the date of this Agreement and as of the Closing Date

(c) Parent and Acquisition Sub shall have received a certificate signed by the chief executive officer of the Company, dated the Closing Date, to the effect that, to such officer’s knowledge, the conditions set forth in Sections 6.03(a) and 6.03(b) of this Agreement have been satisfied or waived;

(d) All of the Consents shall have been obtained or made;

(e) A sufficient number of the individuals set forth in Section 6.03(e) of the Parent Disclosure Schedule , together with the key employees of the Computainer Business as reasonably determined by Parent, shall have agreed to become employees of Acquisition Sub as of the Closing Date so that the Parent in good faith, but in its reasonable discretion, determines that the Biomarker Business can be operated by Acquisition Sub after the Closing in substantially the same manner as operated by the Company before the closing.

Survival and Indemnification

Section 7.01 Survival . The representations and warranties of the Acquisition Sub and Parent set forth in Section 4.05 of this Agreement shall survive for a period of two (2) years from the Closing Date. The representations and warranties of the Company set forth in Sections 3.05, 3.12, 3.19, 3.21 and 3.22 shall survive two (2) years from the Closing Date. If, prior to such two-year expiration date, a state of facts shall have become known which threatens to give rise to a liability against which any party or parties hereto would be entitled to indemnification hereunder and the indemnified party or parties shall have given notice of a claim for indemnification pursuant to Section 7.04 with respect to such state of facts to the indemnifying party or parties, then the rights of the indemnified party or parties to indemnification with respect to such liability shall continue until such particular liability shall have been finally determined and disposed of. All other representations and warranties of the Company, Parent and Acquisition Sub set forth in Articles II and II shall not survive the Closing. All covenants, agreements and other obligations of the Company, Parent and Acquisition Sub set forth in this Agreement shall survive the Closing Date for ninety (90) days after the expiration of the applicable statute of limitations period.

Section 7.02 The Company’s Indemnification . The Company agrees, as provided in this Agreement, to indemnify and hold Parent, Acquisition Sub, their respective officers, directors, shareholders, affiliates and representatives (collectively, the “ Parent Indemnitees ”) each harmless from and against and in respect of any damages, losses, liabilities, claims or expenses (including court costs and reasonable attorneys’ fees associated therewith) (“ Parent Damages ”) arising from or incurred by any Parent Indemnitee as a result of:

(a) the inaccuracy of any representation or breach of any warranty of the Company contained in this Agreement which pursuant to Section 7.01 survive the Closing (including any Schedule, Exhibit or certificate or other instrument delivered by or on behalf of the Company or in connection with the transactions contemplated hereby);

(b) any default by the Company in the observance or performance of any covenant or obligation on its part to be observed or performed under this Agreement;

(c) The matter disclosed in Section 3.08 of the Company Disclosure Schedule ; or

(d) The ownership, operation and/or use of the Acquired Assets and the Computainer Business prior to the Closing Date and ownership, operation and/or use of the Non-Computainer Businesses prior to or after the Closing Date.

Section 7.03 Parent’s Indemnification . Acquisition Sub and Parent each agrees as provided in this Agreement to indemnify and hold the Company, its officers, directors, affiliates and representatives (collectively, the “ Company Indemnitees ”) each harmless from and against and in respect of any damages, losses, liabilities, claims or expenses (including court costs and reasonable attorneys’ fees associated therewith) (the “ Company Damages ”) arising from or incurred by any Company Indemnitee as a result of:

(a) the inaccuracy of any representation or breach of any warranty of Acquisition Sub or Parent contained in this Agreement (including any Schedule, Exhibit, certificate or other instrument delivered by or on behalf of Acquisition Sub or Parent or in connection with the transactions contemplated hereby);

(b) any default by Acquisition Sub or Parent in the observance or performance of any covenant or obligation on its part to be observed or performed under this Agreement; or

(c) the ownership, operation and/or use of the Acquired Assets and the Computainer Business on and after the Closing Date.

ARTICLE VII

Termination

Section 8.01 Termination . Notwithstanding anything herein to the contrary, this Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing Date, whether before or after the Company has obtained stockholder approval:

(a) by the mutual written consent of the Company and Parent;

(b) by either the Company or Parent, if the transactions contemplated hereby have not been consummated by December 31, 2007, the Closing Date.

(c) by either the Company or Parent, if there shall be any law or regulation that makes consummation of the transactions contemplated by this Agreement illegal or if any judgment, injunction, order or decree enjoining Parent or the Company from consummating the transactions contemplated by this Agreement is entered and such judgment, injunction, order or decree shall have become final and nonappealable;

(d) by either the Company or Parent, if the approval of the stockholders of the Company of the Company Approval Matters shall not have been obtained by written consent or at a duly held meeting of stockholders of the Company or any adjournment thereof;

(e) by the Company if (i) there shall have been a breach of any representations or warranties on the part of Parent set forth in this Agreement or if any representations or warranties of Parent shall have become untrue, such that the conditions set forth in Section 6.02 would be incapable of being satisfied by December 31, 2007, provided that the Company has not breached any of its obligations hereunder in any material respect; or (ii) there shall have been a breach by Parent of any of its covenants or agreements hereunder having, in the aggregate, a Parent Material Adverse Effect or materially adversely affecting (or materially delaying) the ability of Parent or the Company to consummate the transactions contemplated by this Agreement, and Parent has not cured such breach within thirty (30) business days after notice by the Company thereof, provided that the Company has not breached any of its obligations hereunder in any material respect; or

(f) by Parent if (i) there shall have been a breach of any representations or warranties on the part of the Company or any of its Subsidiaries set forth in this Agreement or if any representations or warranties of the Company or any of its Subsidiaries shall have become untrue, such that the conditions set forth in Section 6.03 would be incapable of being satisfied by the Outside Date, provided that Parent has not breached any of its obligations hereunder in any material respect; or (ii) there shall have been a breach by the Company or any of its Subsidiaries of one or more of its respective covenants or agreements hereunder having, in the aggregate, a Company Material Adverse Effect or materially adversely affecting (or materially delaying) the ability of Parent or the Company to consummate the transactions contemplated by this Agreement, and the Company has not cured such breach within thirty (30) business days after notice by Parent thereof, provided that Parent has not breached any of its obligations hereunder in any material respect;.

(g) The party desiring to terminate this Agreement shall give prompt written notice of such termination to the other party in accordance with Section 9.01 of this Agreement.

Section 8.02 Effect of Termination . Except for any willful breach of this Agreement by any party hereto, if this Agreement is terminated pursuant to Section 8.01 of this Agreement, then this Agreement shall become void and of no effect with no liability on the part of any party hereto; provided , however , that notwithstanding such termination, the agreements contained in Sections 5.04, 7.02 and 7.03 of this Agreement shall survive the termination of this Agreement.

ARTICLE VIII

Miscellaneous

Section 9.01 Notices . All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement to any party hereunder shall be in writing and deemed given upon (a) personal delivery, (b) transmitter’s confirmation of a receipt of a facsimile transmission, (c) confirmed delivery by a standard overnight carrier or when delivered by hand or (d) when mailed in Canada by certified or registered mail, postage prepaid, addressed at the following address:

Dumoulin Black, 10th floor

595 Howe Street,

Vancouver, B.C.,

V6C 2T5

Attention: George Brazier

Section 9.02 Successors and Assigns . The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that neither the Company nor Parent may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto.

Section 9.03 Expenses . Whether or not the transactions contemplated by this Agreement shall be consummated, each party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby.

Section 9.04 Specific Performance . The parties acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the parties agree that, in addition to any other remedies, each shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy.

Section 9.05 Governing Law . This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters, including, but not limited to, matters of validity, construction, effect, performance and remedies.

Section 9.06 Forum Selection; Consent to Jurisdiction . All disputes arising out of or in connection with this Agreement shall be solely and exclusively resolved by a court of competent jurisdiction in the Province of British Columbia.

Section 9.07Severability . If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

Section 9.08 Third Party Beneficiaries . This Agreement is solely for the benefit of the Company and its successors and permitted assigns, with respect to the obligations of Parent under this Agreement, and for the benefit of Parent and the Acquisition Sub and their successors and permitted assigns, with respect to the obligations of the Company under this Agreement, and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right.

Section 9.09 Entire Agreement . This Agreement, including any exhibits or schedules hereto and the Confidentiality Agreement constitute the entire agreement among the parties hereto with respect to the subject matter of this Agreement and supersedes all other prior and contemporaneous agreements, understandings, discussions and correspondence, both written and oral, between the parties or any of them with respect to the subject matter of this Agreement.

Section 9.10 Counterparts; Effectiveness . This Agreement may be signed in any number of counterparts and by facsimile, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts of this Agreement signed by all of the other parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

Golden Spirit Enterprises Ltd

By:	/s/: Robert Klein
Name:	Robert Klein

Title:	President

Port Solutions International Ltd.

By:	/s/: Robert Klein
Name:	Robert Klein
Title:	President

Computainer Stystems International Ltd.

By:	/s/: Tim Hume
Name:	Tim Hume
Title:	President

EXHIBIT “A”

PURCHASE PRICE ALLOCATION OF A TOTAL OF 9,000,000 MILLION SHARES OF GOLDEN SPIRIT ENTERPRISES LTD.

===============================================================

J & S Overseas Holdings Ltd.

1,300,000 shares

Y.E.N.N. Asset Management Ltd.

1,000,000 shares

May Joan Liu

   750,000 shares

Inter-Orient Investments Ltd.

   550,000 shares

Gino Mollica

               300,000 shares

John MacAskill

   100,000 shares

Keir MacPherson

     50,000 shares

Computainer Systems International Inc.

1,950,000 shares

Computainer Systems Inc.

1,500,000 shares

Tim Hume

1,500,000 shares

______________

TOTAL SHARES ALLOCATED

9,000,000 shares

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